Exhibit 99.1

Contact:
Michael T. Vea, Chairman, President and CEO — 812-464-9604
Charles A. Caswell, Chief Financial Officer — 812-461-5952
Gretchen Dunn, Shareholder Relations — 812-464-9677

Integra Bank Corporation Amends Shareholder Rights Plan

(EVANSVILLE, IN – September 16, 2004) Integra Bank Corporation (Nasdaq: IBNK) announced today that its Board of Directors has approved an amendment to the Company’s Shareholder Rights Plan (the “Plan”) to remove the continuing director (so-called “dead-hand”) provisions from the Plan.

The Plan is designed to deter certain coercive takeover tactics and enable the Board of Directors to represent effectively the interests of shareholders in the event of a takeover attempt. The continuing director provisions were designed to prevent a new board of directors from amending the Plan or redeeming the rights under the Plan without the consent of a majority of the directors who were in office before the takeover attempt.

Michael T. Vea, Chairman, President and CEO, commented, “The Board of Directors, after careful deliberation and on the recommendation of its Nominating and Governance Committee, determined that the continuing director provisions were unnecessary. The Board believes that this amendment promotes good corporate governance and helps ensure that the interests of management are fully aligned with those of the Company’s shareholders.”

Profile of Integra Bank Corporation Headquartered in Evansville, Integra Bank Corporation is the parent of Integra Bank N.A. With assets of $2.7 billion at June 30, 2004, Integra operates 75 banking centers and 120 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Integra is committed to providing the highest level of customer service to its retail, small business and corporate customers through its offices, ATMs and online banking services. For retail customers, Integra Bank N.A. offers telephone and Internet banking through its BANK ANYTIME service. Integra also offers BUSINESS BANKNET online banking for its business customers. Integra Bank Corporation’s common stock is listed on the Nasdaq National Market under the symbol IBNK. Additional information may be found at the company’s web site, www.integrabank.com.